Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881
www.sdix.com

Thomas Bologna and David Wurzer Join
SDIX Board of Directors

NEWARK, DE (February 24, 2010) – SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic, and food safety applications, today announced Thomas Bologna and David Wurzer have been appointed to the Board of Directors, effective February 22, 2010. Messrs. Bologna and Wurzer will be members of Class I and their terms are scheduled to expire at the annual meeting of stockholders to be held in 2011.

Mr. Bologna is currently President and Chief Executive Officer and a member of the Corporate Board of Directors at Orchid Cellmark, Inc., a DNA testing company with its headquarters in Princeton, New Jersey.  He has a proven track record of over twenty years leading venture-backed private and public biotechnology companies, turnarounds, and highly profitable healthcare divisions and subsidiaries of Fortune 500 companies. Mr. Bologna holds an MBA and Bachelor of Science degree from New York University.

Mr. Wurzer is currently Managing Director of Investments at Connecticut Innovations (CI), the State’s “venture capital arm.”  He is responsible for sourcing and analyzing investment opportunities, leading CI investments in entrepreneurial high-tech ventures and advising portfolio companies.  He has over 29 years of financial experience with growth-oriented companies, including direct involvement with raising capital, strategic transactions and mergers & acquisitions, for both start-up companies and publicly-held entities.  Mr. Wurzer holds a BBA degree in Accountancy from the University of Notre Dame.

“We are excited to have Tom and David join the SDIX board,” said Fran DiNuzzo, President and CEO of SDIX. “Both gentlemen are successful executives who have business and governance experience in the Life Science marketplace.  They will add additional knowledge to the SDIX board and to the leadership of the Company. We look forward to their insight and contributions as we continue to transition SDIX into a growth business.”

About SDIX

SDIX is a biotechnology company, expert at creating advantage by providing a broad range of quality, innovative and effective immuno-solutions to the Pharmaceutical, Biotechnology, Diagnostics, and Food Safety markets. For 20 years, SDIX has developed antibodies which advance its customers’ immuno-based work – reducing time, labor, and costs while increasing accuracy and reliability of results.

SDIX offers a full suite of integrated immuno-solution capabilities including assay design, development, and production.  In life science markets, SDIX capabilities are being used to help discover the mechanisms of disease, facilitate the development of new drugs, and provide mechanisms for rapid diagnosis.  For more information, visit www.sdix.com.

###

This news release may contain forward-looking statements reflecting SDI's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

SDIX Company Contact:

Kevin Bratton
Chief Financial Officer
(302) 456-6789
kbratton@sdix.com